Exhibit 99.1

                FOR IMMEDIATE RELEASE

LA QUINTA HOLDINGS REPORTS STRONG FIRST QUARTER 2014 RESULTS

IRVING, Texas (May 20, 2014) – La Quinta Holdings Inc. (NYSE: LQ) today reported its first quarter 2014 results on a pro forma basis, giving effect to La Quinta’s initial public offering (IPO) and the related transactions as described below, as well as the results of operations for the first quarter 2014 of its predecessor entities on a historical basis. Highlights include:

•	Pro forma total Adjusted EBITDA for the first quarter increased 9.8 percent from the prior year to $80.6 million, and Pro forma Adjusted EBITDA margin increased 77 basis points

•	Pro forma net income attributable to the Company for the first quarter was $7.7 million vs. $3.3 million for the prior year. On a historical basis, the Company had a net loss of $7.3 million for the first quarter vs. a net loss of $9.7 million in the prior year

•	Achieved RevPAR growth for the first quarter on a system wide comparable hotel basis of 6.7 percent to $50.44, driven by increases in ADR of 4.4 percent and occupancy of 132 basis points

•	Pro forma Segment Adjusted EBITDA for the Franchise and Management segment for the first quarter increased 10.0 percent from the prior year to $23.3 million, and 10.4 percent to $13.3 million on a historical basis

•	Opened 12 new franchise hotels with over 1,200 rooms in the first quarter and maintained a franchise hotel pipeline of 186 hotels totaling over 15,000 rooms

•	Pro forma Segment Adjusted EBITDA for the Owned Hotels segment for the first quarter increased 11.2 percent from the prior year to $66.5 million, and 8.8 percent to $75.5 million on a historical basis

•	Company re-iterates commitment to de-levering the balance sheet with strong cash flow generation

•	Provides full year 2014 guidance, including pro forma Adjusted EBITDA guidance of $362 million to $368 million

Overview

Wayne B. Goldberg, President & Chief Executive Officer of La Quinta, said, “Our business is performing well. Our strong first quarter results were driven by our refreshed portfolio and repositioned brand which together delivered continued RevPAR growth, Adjusted EBITDA growth, and Adjusted EBITDA margin expansion. Our hotels continued to achieve RevPAR index gains, up 105 basis points over the prior year. During the quarter, we opened 12 new franchise hotels and we continue to maintain a robust pipeline of 186 hotels totaling over 15,000 rooms.”

Mr. Goldberg continued, “Furthermore, subsequent to the end of the quarter, we completed our IPO and debt refinancing, which marked an important step in La Quinta’s evolution. With a capital light franchise growth strategy and a tailwind from the ongoing lodging industry recovery, we continue to be well-positioned. We will further reduce our outstanding debt beginning in the second quarter with proceeds from our strong cash generation. We expect that these efforts will result in a stronger balance sheet in the coming quarters which will further support our ability to drive earnings growth and shareholder value.”

The results of operations for the Company, on a pro forma basis, and for the La Quinta Predecessor Entities, on a historical basis, for the three months ended March 31, 2014 include the following highlights(1) (in thousands):

	Company Pro Forma			La Quinta Predecessor Entities Historical
	Three Months Ended March 31,			Three Months Ended March 31,
	2014	2013	% chg	2014	2013	% chg
Total Revenue	227,711	212,015	7.4%	217,309	202,272	7.4%
Franchise and Management Segment Adj. EBITDA	23,319	21,193	10.0%	13,265	12,016	10.4%
Owned Hotels Segment Adj. EBITDA	66,537	59,834	11.2%	75,460	69,387	8.8%
Total Adj. EBITDA	80,586	73,402	9.8%	75,451	70,023	7.8%
Total Adj. EBITDA margin	35.4%	34.6%		34.7%	34.6%
Operating Income Margin	16.7%	14.5%		16.0%	13.9%
Net Income (Loss) attributable to the Company (2)	7,678	3,280	134.1%	(7,343)	(9,713)	24.4%

(1)	Please see the schedules to this press release for a reconciliation of the pro forma financial information and adjusted results of operations. Pro forma information excludes adjustments that are not expected to have a continuing effect on the company, and adjusted information is adjusted for certain special items, in each case as discussed in the schedules attached to this press release. Pro Forma segment Adjusted EBITDA reflects intercompany fees charged to our owned hotels under new agreements entered into at the time of the IPO.
(2)	Net loss in the first quarters of 2014 and 2013 was driven primarily by interest expense related to the La Quinta Predecessor Entities’ debt which was refinanced and repaid concurrent with the IPO (see “Balance Sheet and Liquidity” section).

Development

The Company opened 12 franchised hotels with over 1,200 rooms in the first quarter and achieved net system-wide growth of 9 hotels with over 1,000 rooms. As of March 31, 2014, the Company had a pipeline of 186 franchise hotels totaling over 15,000 rooms, to be located in the United States, Mexico, Canada, Colombia and Honduras.

The Company’s system-wide portfolio, as of March 31, 2014, consisted of 839 hotels representing approximately 84,000 rooms located predominantly across 46 U.S. states, as well as in Canada and Mexico. This portfolio includes 353 owned and operated hotels, including the 14 previously managed hotels, and 486 franchise hotels.

Balance Sheet and Liquidity

As of March 31, 2014, on a pro forma basis, the Company had $2.1 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.4 percent, including the impact of an interest rate swap, as if the IPO refinancing transaction described below under “Initial Public Offering and Credit Facility” had occurred on that date. Total cash and cash equivalents on a pro forma basis was $134.0 million as of March 31, 2014, including $6.9 million of restricted cash and cash equivalents.

On a historical basis, the La Quinta Predecessor Entities had $2.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 5.3 percent. Total cash and cash equivalents on a historical basis were $150.4 million as of March 31, 2014, including $86.6 million of restricted cash and cash equivalents.

Initial Public Offering and Credit Facility

On April 14, 2014, the Company issued approximately 44 million shares of common stock at an IPO price of $17.00 per share, including the full exercise of the underwriters’ option to purchase additional shares. Upon completion of the IPO, the Company had approximately 129.7 million shares outstanding on a fully diluted basis including approximately 0.35 million shares issued under the Company’s omnibus incentive plan.

Concurrent with the consummation of the IPO, the Company put in place a credit agreement providing for senior secured credit facilities consisting of a $2.1 billion senior secured term loan facility, which will mature in 2021, and a $250.0 million senior secured revolving credit facility which will mature in 2019. At closing, we also entered into a five year interest rate swap on $850 million of the term loan principal balance.

The Company used the net proceeds from the IPO, together with the net proceeds from the senior secured term loan facility and available cash, to repay approximately $2.7 billion of the La Quinta Predecessor Entities’ outstanding debt. Any remaining net proceeds are being used for general corporate purposes.

Outlook

Based upon management’s current estimates, the Company is introducing its guidance for full year 2014:

•	RevPAR, on a system-wide comparable hotel basis, is expected to increase between 5.5 and 7 percent as compared to 2013.

•	Pro forma Adjusted EBITDA is expected to be between $362 million and $368 million.

•	Capital expenditures are expected to be approximately $69 million to $77 million.

•	Franchise hotel openings are expected to be between 45 and 50.

Webcast and Conference Call

La Quinta Holdings Inc. will host a conference call to discuss first quarter 2014 results on Tuesday, May 20, 2014 at 5:00 p.m. Eastern Daylight Time. Participants may listen to the live webcast by dialing (877) 407-3982, or (201) 493-6780 for international participants or by logging onto the La Quinta Investor Relations website at www.lq.com/investorrelations. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.

A replay of the call will be available from approximately 8 p.m. Eastern Time on May 20, 2014 through midnight Eastern Time on June 3, 2014. To access the replay, the domestic dial-in number (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13582658. The archive of the webcast will be available on the Company’s website for a limited time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in our prospectus dated April 8, 2014, filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) of the Securities Act on April 9, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including Adjusted EBITDA, Adjusted EBITDA margins, and Segment Adjusted EBITDA. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures.

About La Quinta Holdings Inc.

La Quinta Holdings Inc. (LQ) is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of more than 830 La Quinta Inn & Suites™ and La Quinta Inn™ branded hotels representing approximately 84,000 rooms located in 47 states, as well as Canada and Mexico. La Quinta’s team is committed to providing guests with a refreshing and engaging experience. For more information, please visit: www.LQ.com.

Contacts:

Investor Relations

214-492-6896

investor.relations@laquinta.com

Media:

Phil Denning & Jason Chudoba

203-682-8200

Phil.Denning@icrinc.com

Jason.Chudoba@icrinc.com

LA QUINTA HOLDINGS INC.

EARNINGS RELEASE SCHEDULES

LA QUINTA HOLDINGS INC.

(“LA QUINTA PREDECESSOR ENTITIES”)

HISTORICAL STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three months ended March 31,
	2014	2013
Revenues:
Room revenues	$188,999	$177,251
Franchise and other fee-based revenues	18,861	16,350
Other hotel revenues	4,764	4,534

	212,624	198,135
Brand marketing fund revenues from franchise and managed properties	4,685	4,137

Total revenues	217,309	202,272
Operating expenses:
Direct lodging expenses	88,329	84,110
Depreciation and amortization	41,611	39,983
General and administrative expenses	17,002	17,923
Other lodging and operating expenses	14,493	13,361
Marketing, promotional and other advertising expenses	16,447	14,719

	177,882	170,096
Brand marketing fund expenses from franchise and managed properties	4,685	4,137

Total operating expenses	182,567	174,233

Operating income	34,742	28,039
Other income (expenses):
Interest expense, net	(36,960)	(36,100)
Other income (loss)	(53)	(13)

Total other income (expenses)	(37,013)	(36,113)
Loss from continuing operations before income taxes	(2,271)	(8,074)
Income tax expense	(748)	(792)

Net Loss from continuing operations, net of tax	(3,019)	(8,866)
Loss on discontinued operations, net of tax	(503)	(188)

Net loss	(3,522)	(9,054)
Income from noncontrolling interests in continuing operations, net of tax	(3,821)	(659)
Income from noncontrolling interests in discontinued operations, net of tax	—	—

Net income attributable to noncontrolling interests	(3,821)	(659)
Amounts attributable to the company
Loss from continuing operations, net of tax	(6,840)	(9,525)
Loss from discontinued operations, net of tax	(503)	(188)

Net loss attributable to the company	$(7,343)	$(9,713)

RECONCILIATIONS

Prior to the IPO, the Company’s business was conducted, and the Company’s hotel properties were owned, through multiple entities including (i) the “La Quinta Predecessor Entities” which were entities under common control or otherwise consolidated for financial reporting purposes, and their consolidated subsidiaries and (ii) entities that owned 14 hotels (the “Previously Managed Portfolio”) managed by the La Quinta Predecessor Entities. In connection with the IPO, among other transactions, (i) the La Quinta Predecessor Entities were contributed to the Company, (ii) the La Quinta Predecessor Entities purchased the Previously Managed Portfolio, and (iii) the Company effected the refinancing transactions described below (together with the IPO, the “IPO Transactions”).

The unaudited pro forma financial data for the three-month periods ended March 31, 2014 and 2013 are presented as if the IPO Transactions all had occurred on January 1, 2013 for the purposes of the unaudited pro forma combined statements of operations. The unaudited pro forma combined financial information excludes adjustments that are not expected to have a continuing effect on the Company. Excluded adjustments include the initial income tax impact of the La Quinta Predecessor Entities and the Previously Managed Portfolio being owned by a “C” corporation, gains and losses related to the debt financing transactions, and the impact of the issuance of vested and unvested restricted stock related to long term incentives, and discontinued operations. In addition, the pro forma financial data does not include the other costs of being a public company. Accordingly, the unaudited pro forma financial data is not necessarily indicative of our financial position or results of operations had the transaction described above for which we are giving pro forma effect actually occurred on the dates indicated.

The tables below provides a reconciliation of the pro forma financial information, including segment information, for the Company to the historical information for the La Quinta Predecessor Entities and a reconciliation of Adjusted EBITDA to Net Income, both on a pro forma and historical basis. We believe this financial information provides meaningful supplemental information because it reflects the combined business of the La Quinta Predecessor Entities and the Previously Managed Portfolio and the ongoing effects of the other IPO Transactions. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definition of “EBITDA” and “Adjusted EBITDA” for a further explanation of the use of these measures.

PRO FORMA FINANCIAL INFORMATION AND NET INCOME RECONCILIATION

(unaudited, in thousands)

	Three months ended March 31, 2014			Three months ended March 31, 2013
	Historical	Adjustments	Pro Forma	Historical	Adjustments	Pro Forma
Revenues:
Room revenues	$188,999	$11,180	$200,179	$177,251	$10,516	$187,767
Franchise and other fee-based revenues	18,861	(641)	18,220	16,350	(624)	15,726
Other hotel revenues	4,764	144	4,908	4,534	114	4,648

	212,624	10,683	223,307	198,135	10,006	208,141
Brand marketing fund revenues from franchise and managed properties	4,685	(281)	4,404	4,137	(263)	3,874

Total revenues	217,309	10,402	227,711	202,272	9,743	212,015
Operating expenses:
Direct lodging expenses	88,329	5,106	93,435	84,110	4,949	89,059
Depreciation and amortization	41,611	1,607	43,218	39,983	1,607	41,590
General and administrative expenses	17,002	32	17,034	17,923	1	17,924
Other lodging and operating expenses	14,493	744	15,237	13,361	851	14,212
Marketing, promotional and other advertising expenses	16,447	—	16,447	14,719	—	14,719

	177,882	7,489	185,371	170,096	7,408	177,504
Brand marketing fund expenses from franchise and managed properties	4,685	(281)	4,404	4,137	(263)	3,874

Total operating expenses	182,567	7,208	189,775	174,233	7,145	181,378

Operating income	34,742	3,194	37,936	28,039	2,598	30,637
Other income (expenses):
Interest expense, net	(36,960)	12,125	(24,835)	(36,100)	11,265	(24,835)
Other income (loss)	(53)	—	(53)	(13)	—	(13)

Total other income (expenses)	(37,013)	12,125	(24,888)	(36,113)	11,265	(24,848)
Income (loss) from continuing operations before income taxes	(2,271)	15,319	13,048	(8,074)	13,863	5,789
Income tax expense	(748)	(4,471)	(5,219)	(792)	(1,524)	(2,316)

Income (loss) from continuing operations, net of tax	(3,019)	10,848	7,829	(8,866)	12,339	3,473
Net income (loss) (1)	(3,019)	10,848	7,829	(8,866)	12,339	3,473
Income from noncontrolling interests in continuing operations, net of tax	(3,821)	3,670	(151)	(659)	466	(193)

Net income attributable to noncontrolling interests (1)	(3,821)	3,670	(151)	(659)	466	(193)

Amounts attributable to the company
Income (loss) from continuing operations, net of tax	(6,840)	14,518	7,678	(9,525)	12,805	3,280

Net income (loss) attributable to the company (1)	$(6,840)	$14,518	$7,678	$(9,525)	$12,805	$3,280

(1)	Excludes the impact of the Company’s discontinued operations on a historical and pro forma basis for the periods presented

PRO FORMA AND HISTORICAL ADJUSTED EBITDA NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Pro forma		Historical
	Three months	Three months	Three months	Three months
	ended	ended	ended	ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013

Operating income	$37,936	$30,637	$34,742	$28,039
Interest expense, net	(24,835)	(24,835)	(36,960)	(36,100)
Other income (loss)	(53)	(13)	(53)	(13)
Income tax expense	(5,219)	(2,316)	(748)	(792)
Income from noncontrolling interest	(151)	(193)	(3,821)	(659)
Loss on discontinued operations, net of tax	—	—	(503)	(188)

Net Income (Loss) Attributable to the Company	7,678	3,280	(7,343)	(9,713)

Interest expense	24,857	24,881	36,982	36,146
Income tax expense	5,219	2,316	748	831
Depreciation and amortization	43,437	41,928	41,827	43,798
Non-controlling interest	151	193	3,821	659

EBITDA	81,342	72,598	76,035	71,721

Fixed asset impairment loss	—	—	151	—
Income (loss) from discontinued operations	—	—	377	(2,431)
Loss on retirement of assets	—	41	—	41
(Gain) Loss related to casualty disasters	(142)	292	(153)	286
Other (gains) losses, net	(614)	471	(959)	406

Adjusted EBITDA	$80,586	$73,402	$75,451	$70,023

PRO FORMA AND HISTORICAL SEGMENT REVENUES AND ADJUSTED EBITDA RECONCILIATION

(unaudited, in thousands)

	Three months ended March 31, 2014			Three months ended March 31, 2013
	Historical	Adjustments (1)	Pro Forma	Historical	Adjustments (1)	Pro Forma
Revenues:
Owned hotels	$194,702	$10,385	$205,087	$182,363	$10,052	$192,415
Franchise and management	13,265	10,054	23,319	12,016	9,177	21,193

Segment revenues	207,967	20,439	228,406	194,379	19,229	213,608
Other fee-based revenues from franchise and managed properties	4,685	(281)	4,404	4,137	(263)	3,874
Corporate and other revenues	22,827	4,004	26,831	22,003	3,755	25,758
Intersegment elimination	(18,170)	(13,760)	(31,930)	(18,247)	(12,978)	(31,225)

Total revenues	$217,309	$10,402	$227,711	$202,272	$9,743	$212,015

Adjusted EBITDA:
Owned hotels	$75,460	$(8,923)	$66,537	$69,387	$(9,553)	$59,834
Franchise and management	13,265	10,054	23,319	12,016	9,177	21,193

Segment Adjusted EBITDA	88,725	1,131	89,856	81,403	(376)	81,027
Corporate and other	(13,274)	4,004	(9,270)	(11,380)	3,755	(7,625)

Total Adjusted EBITDA	$75,451	$5,135	$80,586	$70,023	$3,379	$73,402

(1)	Adjustments include (i) reflection of the results of operations of the 14 previously managed hotels which were acquired in connection with the IPO as if the acquisition had occurred on January 1, 2013; and (ii) reflection of franchise and management fees that we charge our owned hotels as if the rates put in place pursuant to new agreements dated April 14, 2014 had been in effect beginning on January 1, 2013. On a historical basis we charged aggregate fees of 2.0% (0.33% license fees for trademark rights and 1.67% management fee for management services) to our owned hotels. Effective April 14, 2014, we terminated the existing franchise and management agreements with our owned hotels and entered into new agreements, which provide for a franchise fee of 4.5% of gross room revenues and a management fee of 2.5% of total hotel revenues, which are reflected as revenue in the franchise and management segment. The agreements we entered into with our owned hotels upon effectiveness of the IPO also includes a reservations fee of 2.0% of gross room revenues, which will be reflected as revenue in corporate and other in the future.

PRO FORMA ADJUSTED EBITDA NON-GAAP RECONCILIATION

OUTLOOK: FORECASTED 2014

(unaudited, in thousands)

	Year Ended December 31, 2014
	Low Case	High Case
Net income Attributable to the Company before income taxes (1)	$41,498	$47,498
Interest expense (2)	104,613	104,613
Depreciation and amortization	174,067	174,067
Non-controlling interest	429	429

EBITDA	320,607	326,607
Share based compensation expense (3)	42,149	42,149
Other (gains) losses, net	(756)	(756)

Adjusted EBITDA	$362,000	$368,000

(1)	Due to the difficulty in predicting tax expense that affects net income attributable to the Company without unreasonable efforts, the table above provides a reconciliation of forward-looking Adjusted EBITDA to net income attributable to the Company before income taxes, rather than to net income attributable to the Company. In addition, income taxes for 2014 will include a one-time net tax expense of approximately $340 million, which reflects the establishment of a net deferred tax liability associated with the La Quinta Predecessor Entities becoming owned by La Quinta Holdings Inc., a “C” corporation for income tax purposes.
(2)	Includes interest expense for $2.7 billion of outstanding indebtedness of the La Quinta Predecessor Entities with a weighted average interest rate of approximately 5.3% through April 14, 2014, and interest expense for $2.1 billion of outstanding indebtedness of the Company with a weighted average interest rate of approximately 4.4%, including the impact of an interest rate swap.
(3)	Represents compensation expense related to (i) the exchange of Units that were outstanding under our long-term cash incentive plan at the time of our IPO which were exchanged for shares of La Quinta Holdings Inc. common stock, and 80% of which vest within one year of the IPO; and (ii) a grant of shares of La Quinta Holdings Inc. common stock under the 2014 Omnibus Incentive Plan, 90% of which vest within one year of the IPO.

LA QUINTA HOLDINGS INC.

DEFINED TERMS

“EBITDA” and “Adjusted EBITDA.” Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many industries. We adjust EBITDA when evaluating our performance because we believe that the adjustment for certain items, such as restructuring and acquisition transaction expenses, impairment charges related to long-lived assets, non-cash equity-based compensation, discontinued operations, and other items not indicative of ongoing operating performance, including other items relating to the IPO Transactions, provides useful supplemental information to management and investors regarding our ongoing operating performance. We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

“ADR” or “average daily rate” means hotel room revenues divided by total number of rooms sold in a given period.

“comparable hotels” means hotels that: (i) were active and operating in our system for at least one full calendar year as of the end of the applicable period and were active and operating as of January 1st of the previous year; and (ii) have not sustained substantial property damage, business interruption or for which comparable results are not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy, RevPAR and RevPAR Index on a system-wide basis and for each of our reportable segments.

“occupancy” means the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels.

“RevPAR” or “revenue per available room” means the product of the ADR charged and the average daily occupancy achieved.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room. “system-wide” refers collectively to our owned, franchised and managed hotel portfolios.